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                                                                  Exhibit (a)(5)
FOR IMMEDIATE RELEASE

BLACK WARRIOR WIRELINE CORP. ANNOUNCES RECAPITALIZATION PLAN AND LETTER OF INTENT TO ACQUIRE BOBCAT PRESSURE CONTROL, INC.

FRIDAY, OCTOBER 7, 2005


Columbus, Mississippi. Black Warrior Wireline Corp. (OTCBB-BWWL) ("Black Warrior" or the "Company") announced today that it had commenced an offer to exchange shares of its common stock for outstanding common stock purchase warrants. Black Warrior is offering to exchange one (1) share of Common Stock for each three (3) warrants and the offer has been extended to the holders of 18,067,500 common stock purchase warrants. Each warrant represents the right to purchase one share of Common Stock at an exercise price of $0.75 per share. The offer to exchange shares of Common Stock for warrants will remain open for acceptance by the holders of the 18,067,500 warrants through 6:00 PM Central Time on November 7, 2005.

The commencement of the exchange offer is the initial step of a series of steps intended to be undertaken by Black Warrior for the purpose of recapitalizing the Company through the elimination of the substantial amount of derivative securities it has outstanding. These derivative securities include common stock purchase warrants to purchase 70,761,185 shares of Common Stock and $42,477,902 of principal amount and accrued interest, as of September 30, 2005, of its outstanding convertible subordinated notes which, as of that date, are convertible at a conversion price of $0.75 per share into an aggregate of 56,637,203 shares of Common Stock. Additional steps the Company intends to seek to accomplish in connection with its recapitalization include a one (1) for ten
(10) reverse stock split, an underwritten public offering of shares of the Company's Common Stock and, subject to meeting all listing requirements, listing its shares for trading on the Nasdaq Stock Market.
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                                                                  Exhibit (a)(5)

Prior to commencing the exchange offer, on October 6, 2005, Black Warrior entered into agreements with the holders of 52,693,685 warrants to exchange those warrants for 17,564,562 shares of Common Stock. Of the 52,693,685 warrants, an aggregate of 40,755,276 are held by St. James Capital Partners, L.P. and SJMB, L.P., private investment funds, and 11,938,409 are held by Charles E. Underbrink and his family and other related entities. Mr. Underbrink is a Director of Black Warrior and is the Chairman of the general partners of St. James Capital Partners, L.P. and SJMB, L.P. The exchange of warrants for shares of Common Stock by Mr. Underbrink and his related entities was completed on October 6, 2005 and the exchange with St. James Capital Partners, L.P. and SJMB, L.P. will be completed prior to or on June 30, 2006.

The Agreements with St. James Capital Partners, L.P., SJMB, L.P. and Mr. Underbrink and his related entities also provide that such persons will convert an aggregate of $20,277,374 of principal and all accrued interest (which amounted to $17,111,403 through September 30, 2005) on Black Warrior's outstanding convertible subordinated notes into shares of Common Stock and, subject to market conditions, sell those shares to the Company, along with the shares issued in exchange for their warrants and an additional 5,017,481 shares held by SJMB, L.P., at the closing time of a proposed underwritten public offering of Common Stock intended to be undertaken by the Company. The purchase price paid by the Company for such shares will be the price per share it receives in the public offering less commissions and expenses of the underwriters in the public offering. If the public offering is not completed by June 30, 2006, these agreements to convert and sell the shares in the public offering will expire.
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                                                                  Exhibit (a)(5)

Following the completion of the exchange offer period, Black Warrior intends to undertake to complete an underwritten public offering of shares of its Common Stock. The primary purposes of the offering will be to raise capital for the Company, including for the possible repayment of a portion of the Company's senior secured indebtedness, the repayment of any then remaining outstanding convertible subordinated note indebtedness, the repurchase of the shares of the Company's Common Stock from St. James Capital Partners, L.P., SJMB, L.P. and the Underbrink family entities and for general corporate purposes. In addition, under the terms of a Registration Rights Agreement, the holders of $5,089,125 principal amount and accrued interest (as of September 30, 2005) on outstanding convertible subordinated notes will have the right, subject to certain limitations, to include the shares issuable on conversion of the principal and interest on the notes, as well as the shares of Common Stock issued in exchange for their warrants, in the registration statement. To the extent that the managing underwriter of the public offering concludes that the amount of shares included in the offering for the account of selling stockholders must be reduced, the Company's agreement with the Underbrink family entities provides that the Underbrink family entities will reduce their sale of shares to the Company to enable greater participation in the underwritten public offering by the selling stockholders. The terms of the underwritten public offering and the amount and price of the shares of Common Stock proposed to be offered and sold have not been determined at this time.

In conjunction with these recapitalization plans, the Company intends, following the exchange offer period, to effect a reverse split of its shares of Common Stock on the basis of one (1) share for each ten (10) shares and, subject to meeting all listing requirements, to seek to list its shares of Common Stock on the Nasdaq Stock Market and to elect additional members to the Company's Board of Directors so that a majority of the Board members will be independent Directors as defined under the Nasdaq Stock Market rules.
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                                                                  Exhibit (a)(5)

The Company also announced that on September 19, 2005, it entered into a letter of intent to purchase from the holders all of the outstanding equity securities of BobCat Pressure Control, Inc. ("BobCat"). The purchase price is $51.5 million, less the amount of long-term debt, including current maturities, payable in cash at the closing of the transaction. BobCat provides snubbing services to oil and natural gas well operators in the Mid-Continent area of the United States. Using a series of high pressure blow-out preventers, a snubbing unit makes it possible to remove and replace down-hole equipment in a well (such as drill pipe, casing or tubing) in a pressurized environment, allowing an operator to service a well without using other more disruptive means to control the pressure in the well. BobCat also provides other oil field services, including freezing, hot tap services, well control, fishing, rental tool services and drillouts. The closing of the BobCat acquisition is subject to the completion by the Company of due diligence inquiries into BobCat, the negotiation and execution of a definitive purchase agreement, completion of financing for the transaction and fulfillment of customary closing conditions to be contained in the definitive purchase agreement. It is intended that the purchase price for the BobCat securities will be financed with the proceeds of additional senior secured borrowings, a portion of which, if the acquisition is completed, is expected will be repaid using a portion of the proceeds from the proposed underwritten offering.

Black Warrior is an oil and gas service company providing services to oil and gas well operators primarily in the United States and in the Gulf of Mexico. It is headquartered in Columbus, Mississippi. Additional information may be obtained by contacting Ron Whitter, Chief Financial Officer, at (662) 329-1047 or James H. Harrison, a Director of the Company, at 713-871-0799.

THIS NEWS RELEASE DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OF THE COMPANY FOR SALE.

THIS NEWS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN OFFER TO BUY, OR THE SOLICITATION OF AN OFFER TO SELL, ANY WARRANTS. THE FULL DETAILS OF THE OFFER, INCLUDING COMPLETE INSTRUCTIONS ON HOW TO TENDER WARRANTS, ARE EXPECTED
TO BE MAILED TO WARRANTHOLDERS PROMPTLY. WARRANTHOLDERS SHOULD CAREFULLY READ
THE OFFER LETTER AND OTHER RELATED MATERIALS WHEN THEY ARE AVAILABLE BECAUSE
THEY WILL CONTAIN IMPORTANT INFORMATION. WARRANTHOLDERS MAY OBTAIN FREE COPIES, WHEN AVAILABLE, OF THE TENDER OFFER STATEMENT ON SCHEDULE TO, THE OFFER LETTER AND OTHER DOCUMENTS THAT WILL BE FILED BY THE COMPANY WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION AT THE COMMISSION'S WEBSITE AT HTTP://WWW.SEC.GOV/ . WARRANTHOLDERS ALSO MAY OBTAIN A COPY OF THESE DOCUMENTS, WITHOUT CHARGE, FROM THE COMPANY. WARRANTHOLDERS ARE URGED TO READ THESE MATERIALS CAREFULLY PRIOR TO MAKING ANY DECISION WITH RESPECT TO THE TENDER OFFER.
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                                                                  Exhibit (a)(5)

CAUTIONARY STATEMENT FOR PURPOSES OF THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995.

With the exception of historical matters, the matters discussed in this press release are "forward-looking statements" as defined under the Securities Exchange Act of 1934, as amended, that involve risks and uncertainties. The Company intends that the forward-looking statements in this press release be covered by the safe-harbor provisions for forward-looking statements contained in the Securities Exchange Act of 1934, as amended, and this statement is included for the purpose of complying with these safe-harbor provisions. Forward-looking statements include, but are not limited to, the Company's ability to generate improved revenues and attain and maintain profitability and cash flow which in turn are based on the stability and level of prices for oil and natural gas, predictions and expectations as to the fluctuations in the levels of oil and natural gas prices, pricing in the oil and natural gas services industry and the willingness of customers to commit for oil and natural gas well services, the Company's ability to complete the proposed recapitalization discussed in this press release, the Company's ability to complete the BobCat acquisition and obtain financing for that acquisition, the Company's ability to complete the underwritten public offering, the adequacy of the net proceeds from the underwritten public offering to meet the Company's requirements, the Company's ability to effect a one (1) for ten (10) reverse split of its shares of Common Stock, the Company's ability to meet the requirements to have its shares of Common Stock listed on the Nasdaq Stock Market, the Company's ability to raise debt or equity capital to recapitalize or restructure its balance sheet and to obtain additional financing when and if required, the Company's ability to maintain compliance with the covenants of its various loan documents and other agreements pursuant to which its securities, including debt instruments, have been issued and obtain waivers of violations that occur and consents to amendments as required, the Company's ability to compete in the premium oil and natural gas services market, its ability to re-deploy its equipment among regional operations as required, and its ability to provide services using state of the art tooling. The Company's inability to meet these objectives or requirements or the consequences resulting from adverse developments in general economic conditions, changes in capital markets, adverse developments in the oil and natural gas industry, developments in international relations and the commencement or expansion of hostilities by the United States or other governments and events of terrorism, declines and fluctuations in the prices for oil and natural gas, and other factors could have a material adverse effect on the Company. Material declines in the prices for oil and natural gas can be expected to adversely affect the Company's revenues. Various risk factors could cause the Company's operating results and financial condition to differ materially from those expressed in any forward-looking statements made by it and could adversely affect the Company's financial condition and its ability to pursue its recapitalization, business strategy and other plans. Readers should refer to the Company's Annual Report on Form 10-K and the risk factors disclosed therein.